Exhibit 5.5

July 19, 2013

Education Management LLC

Education Management Finance Corp.

c/o Education Management Corporation

210 Sixth Avenue, 33rd Floor

Pittsburgh, PA 15222

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Education Management Corporation, a Pennsylvania corporation (“Parent”), and am delivering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Education Management LLC, a Delaware limited liability company (the “Company”), Education Management Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), Parent and the subsidiaries of Parent listed on Schedule I (collectively with the Parent, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $203,044,423 aggregate principal amount of Senior Cash Pay / PIK Notes due 2018 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an Indenture dated as of March 5, 2013 (the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., a

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national banking association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Issuers in exchange for $203,044,423 aggregate principal amount of their outstanding Senior Cash Pay / PIK Notes due 2018 that were issued on March 5, 2013.

I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by Parent.

2.	Parent has duly authorized its Guarantee of the Exchange Securities.

3.	The execution, delivery and performance by Parent of the Indentures, including its Guarantee of the Exchange Securities set forth therein, does not

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violate	any provisions of statutory law or regulation of the Commonwealth of Pennsylvania applicable to Parent.

I do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. I understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ J. Devitt Kramer

Schedule I

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION
AICA-IE Restaurant, Inc.	California
AID Restaurant, Inc.	Texas
AIH Restaurant, Inc.	Texas
AIIN Restaurant LLC	Indiana
AIIM Restaurant, Inc.	Minnesota
AIT Restaurant, Inc.	Florida
AITN Restaurant, Inc.	Tennessee
Argosy University Family Center, Inc.	Minnesota
The Connecting Link, Inc.	Georgia
EDMC Marketing and Advertising, Inc.	Georgia
Higher Education Services, Inc.	Georgia
MCM University Plaza, Inc.	Illinois